Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement No. 333-275962 on Form S-8 of our report dated April 10, 2023 relating to the abbreviated financial statements of FYCOMPA PRODUCT LINE OF EISAI CO., LTD. AND SUBSIDIARIES appearing in the Current Report on Form 8-K of Catalyst Pharmaceuticals, Inc filed on April 10, 2023.

/s/ Deloitte & Touche LLP

Morristown, NJ

May 31, 2024